EX-34.7
(logo) COHN REZNICK
ACCOUNTING * TAX * ADVISORY

CohnReznick LLP

cohnreznick.com


Report of Independent Registered Public Accounting Firm

Torchlight Loan Services, LLC

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB, that Torchlight Loan Services, LLC (the "Company" and the "Asserting Party") complied with the servicing criteria set forth in Item 1122
(d) of the Securities and Exchange Commission's Regulation AB for the (logo) Grant Thornton

Audit * Tax * Advisory

Grant Thornton LLP
201 South College Street
Suite 2500
Charlotte, NC 28244

T 704.632.3500

Report of Independent Registered Public Accounting Firm


Board of Directors

Trimont Real Estate Advisors, Inc


We have examined management's assertion, included in the accompanying Management's Certification Regarding Compliance with Applicable Servicing Criteria ("Management's Report"), that Trimont Real Estate Advisors, Inc. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB as of and for the year ended December 31, 2013, except for those criteria noted as not applicable (N/A) within Exhibit A. The transactions covered by this report are only those transactions processed by the Company in its capacity as trust, senior trust or operating advisor for the asset backed securities transactions (the "Platform"). Reference Exhibit B for the transactions covered by this examination. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.


Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.


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(page)


In our opinion, management's assertion that Trimont Real Estate Advisors, Inc. complied with the applicable servicing criteria identified in Exhibit A and Exhibit B as of and for the year ended December 31, 2013 for the Platform is fairly stated, in all material respects.


Charlotte, North Carolina

/s/ Grant Thornton LLP

March 1, 2014


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special servicing platform for commercial mortgage-backed securities transactions that were issued on or after January 1, 2006 for which the Company acted as special servicer as of and for the year ended December 31, 2013. Management has determined that the criteria set forth in sections 229.1122
(d)(1)(iii), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv),
(d)(4)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii),
(d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by the Company, as a special servicer, with respect to the Platform. The commercial mortgage-backed securities transactions covered by this Platform are those specified in Appendix B in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each specific commercial mortgage-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the commercial mortgage-backed securitization trusts Platform is fairly stated, in all material respects.

/s/ Cohn Reznick LLP

Bethesda, Maryland
March 13, 2014

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